Exhibit 10.14

August 1, 2006

Ms. Nancy Nugent
1012 Tenth Street, #1
Santa Monica, California 90403

Dear Nancy:

        On behalf of Advanstar Communications Inc., it gives me great pleasure to confirm an offer of employment to you for the position of Vice President, Human Resources based in our Woodland Hills office and reporting directly to me or my designee. Your effective date of employment will be a soon as possible. My expectation is that you will be able to start no later that September 1, 2006.

        Your starting base salary will be at the bi-weekly rate of $6,923.08 (or $180,000 annualized). Our pay periods are bi-weekly with paydays every other Friday via direct deposit. You will also be eligible to receive an annual bonus based on your job performance with a targeted amount of 25% of your then annual base salary ($45,000 in 2006), which will be prorated for the remainder of 2006.

        In addition, you will be eligible for all of our benefit programs, which will be effective on the first of the month following your start date. Enrollment materials will be provided to you on your first day of employment. In general, benefits are currently provided in the areas of vacation, sick pay, group health and dental insurance, life insurance, AD&D as well as long-term disability insurance protection, all as outlined in the applicable plan documents. We also currently have a 401(k) Plan that you can join on the first of the month following your start date. Currently, you will become eligible to receive matching 401(k) contributions (in accordance with the provisions and limitations of the plan) from Advanstar starting on the first of the month following one year of employment. Following six months of your employment with Advanstar I will review your eligibility to participate in Advanstar's Executive Stock Option Program (the Advanstar Holdings Corp. 2000 Management Incentive Plan). You will be provided further details if and when you are selected to participate in the Management Incentive Plan. You will be eligible for four (4) weeks of vacation annually.

        Please note that your employment with Advanstar is on an "at will" basis. That means that you can terminate your employment at any time, for any or no reason, with or without prior notice, and Advanstar reserves the same right. Please familiarize yourself with all other policies which cover your employment by carefully reviewing our Employee Handbook which will be provided to you upon your arrival.

        Notwithstanding the "at will" nature of your employment, we have agreed to specific provisions to govern certain types of potential termination of your employment. If you are terminated without "Cause" (as defined below), you will receive six (6) months of your base salary in the form of salary continuation. You will also be entitled to the salary continuation payments described in the preceding sentence in the event you resign from Advanstar based upon (i) a materially significant diminution in your duties or responsibilities; or (ii) an involuntary reduction in your annualized base salary. Any payments made to you pursuant to the preceding sentences would constitute your full entitlement to severance (in lieu of any standard severance policy of Advanstar Communications) and you would be required to execute a standard release of any related claims against Advanstar Communications prior to the payment of any severance amount to you.

        The term "Cause" means conduct involving one or more of the following: (i) continuing failure, after notice thereof, to render services to Advanstar in accordance with the terms or requirements of your employment; (ii) disloyalty, gross negligence, willful misconduct, dishonesty, or breach of fiduciary duty to Advanstar; (iii) the commission of an act of embezzlement or fraud, a felony or a crime involving moral turpitude; (iv) deliberate disregard of the rules or policies of Advanstar which results in direct or indirect material loss, damage or injury to Advanstar; (v) the unauthorized and intentional disclosure of any trade secret or confidential information of Advanstar; or (vi) the commission of an act which breaches your duty not to compete with Advanstar while employed by Advanstar.

        Please sign a copy of this letter as indicated below and return the signed copy to me by fax to 818/593-5024 or by mail to 6200 Canoga Avenue, Suite 200, Woodland Hills, CA 91367. The original can be signed when you begin employment.

        On behalf of all of us at Advanstar, I warmly welcome you aboard and wish you a terrific future at the Company. I greatly look forward to working together.

Sincerely,

/s/ JOE LOGGIA

Joe Loggia
Chief Executive Officer

Acknowledgement:

        I acknowledge that, except as contained in this letter, no representations, promises or agreements (in writing, orally or in any other form) have been made to me by Advanstar or any of its employees or representatives regarding compensation, duration or any other aspect of my employment at Advanstar.

Signature:	/s/ NANCY NUGENT	Date:	August 2, 2006

Nancy Nugent